Exhibit 1.2

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
Up to $4,000,000,000 in Shares of Common Stock
FORM OF SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
     Cole Capital Corporation, as the dealer manager (“Dealer Manager”) for Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:
     I. Dealer Manager Agreement
     The Dealer Manager has entered into that certain Dealer Manager Agreement with the Company dated _________ ___, 2011, in the form attached hereto as Exhibit A (the “Dealer Manager Agreement”). The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the terms and conditions of the Dealer Manager Agreement, including but not limited to the indemnification provisions contained in Sections 4.2 and 4.4 of the Dealer Manager Agreement. The Shares are offered through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
     Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).
     II. Submission of Orders
     Those persons who purchase Shares shall make their checks payable, prior to the time the Company reaches the Minimum Offering, to “UMB Bank, N.A., Agent for Cole Real Estate Income Strategy (Daily NAV), Inc.” or a recognizable contraction or abbreviation thereof, including but not limited to “UMB Bank, N.A., f/b/o Cole REIT.” After the Company reaches the Minimum Offering, checks should be made payable to “Cole Real Estate Income Strategy (Daily NAV), Inc.” or, alternatively, “Cole REIT.” Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer”, to instruct its customers to make its checks for Shares subscribed for payable directly to the

Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable in the manner described above for the aggregate amount of the subscription proceeds. Transmittal of received investor funds will be made in accordance with the following procedures:
(a)	If the Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the Escrow Agent by the end of the next business day following receipt of the subscription documents and the check, prior to the completion of the Minimum Offering. After completion of the Minimum Offering, the Company may instruct the Dealer to forward paperwork in good order and the check directly to the Company.
(b)	If the internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by the end of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction and if the transaction is suitable and the paperwork is in good order forward (i) the subscription documents to the Dealer Manager and (ii) the checks to the Escrow Agent by the end of the next business day following receipt of the subscription documents and the check, prior to the completion of the Minimum Offering. After completion of the Minimum Offering, the Company may instruct the Dealer to forward paperwork in good order and the check directly to the Company.
     III. Pricing
     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, a maximum of $3,500,000,000 in Shares shall be offered to the public at an initial price of $15.00 per Share until the release of proceeds from escrow. Thereafter, the per Share purchase price will vary from day-to-day and, on each day, will equal the sum of the Company’s net asset value, or NAV, divided by the number of shares of common stock of the Company outstanding as of the end of business on such day (“NAV per share”). Up to $500,000,000 in additional Shares are to be offered pursuant to the Company’s distribution reinvestment plan at a price equal to the NAV per share on the distribution date, after giving effect to all distributions.
     Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,500 is required. Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.
     IV. Dealers’ Commissions
     The Company will not pay the Dealer Manager or any participating Dealer up-front selling commissions. The Dealer Manager shall receive an asset-based dealer manager fee that is payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.55% of the NAV for such day. At the Dealer Manager’s discretion it may reallow a portion of the dealer manager fee equal to an amount up to 1/365th of 0.20% of the NAV to Dealers. If for any reason, a sale is cancelled or rescinded, the Dealer Manager shall return to the Company the dealer manager fee paid to it with respect to such sales.

     Dealer acknowledges that the Company expects to reimburse its advisor for the full amount of all organization and offering costs, beginning after the escrow period, without interest, in monthly installments, but the aggregate amount reimbursed can never exceed 0.50% of the aggregate gross offering proceeds, including Shares issued in connection with the distribution reinvestment plan. If, during any period, the total unreimbursed amount of such organization and offering costs exceeds the reimbursement limit described above, the excess will be eligible for reimbursement in subsequent periods up to the limit, calculated on an accumulated basis, until reimbursed in full.
     Dealer acknowledges that the Dealer Manager intends to pay transaction-based compensation to the Dealer Manager’s wholesalers in connection with sales of Shares, and that such transaction-based compensation may, and likely will, be different from the amount of transaction-based compensation the Dealer Manager will pay its wholesalers in connection with sales of securities offered by other Cole-sponsored real estate investment programs. Such compensation may provide a disproportionate incentive for the Dealer Manager’s wholesalers to recommend that Dealer distribute the Shares in addition to or in lieu of securities offered by other Cole-sponsored real estate investment programs, or to recommend that Dealer distribute securities offered by other Cole-sponsored real estate investment programs in addition to or in lieu of the Shares. In connection with the Offering, Dealer will not be entitled to receive underwriting compensation (as defined in accordance with the applicable FINRA rules) to the extent the aggregate dealer manager fees and all other forms of underwriting compensation received by the Dealer Manager and all Dealers exceeds 10% of the gross proceeds raised from the sale of Shares in the Offering, excluding proceeds from the Company’s distribution reinvestment plan.
     V. Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement/Signature Page and the required check in payment for the Shares may be rejected. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected or cancelled for any reason, the Dealer agrees to return to the Dealer Manager any compensation theretofore paid with respect to such order.
     VI. Prospectus and Supplemental Information
     Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any supplemental information provided by the Company or Dealer Manager. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any amendments or supplements thereto, as well as any supplemental information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements and amendments thereto to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplemental information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such supplemental information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer only,” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to any prospective investor. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the rules and regulations thereunder. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.
     VII. License and Association Membership
     Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is (1) a properly registered broker-dealer under the Securities Exchange Act of 1934 and any applicable state securities laws, or a broker-dealer exempt from such registration, and (2) is a member in good standing of FINRA and each other securities self-regulatory organization of which it is a member. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA or such other self-regulatory organization. Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing of FINRA or any other such self-regulatory organization. The Dealer Manager also hereby agrees to comply with the Conduct Rules of FINRA, including but not limited to Rules 2730, 2740, 2420 and 2750.
     VIII. Anti-Money Laundering Compliance Programs
     Dealer represents to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably designed to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.
     IX. Limitation of Offer
     Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with all applicable provisions of the FINRA Rules including those rules relating to suitability of recommendations, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.
     In accordance with Section 11 of the Dealer Manager Agreement, the Dealer Manager shall be responsible for determining if a purchaser meets the following initial suitability standards: a net worth of at least $250,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles) or an annual gross income of at least $70,000 and a net worth of at least $70,000 (exclusive of the value of the purchaser’s home, furnishings and automobiles), and any applicable state specific suitability standards set forth in the Prospectus. In making this determination, the Dealer Manager shall be entitled to rely on the Dealer and/or information provided by the purchasers. The Dealer shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser based on information provided by such purchaser to the Dealer including such purchaser’s age, investment objectives, investment experience, income, net worth, financial situation, and other investments held by such purchaser. In making its determination, the Dealer will consider, based on the information provided by the purchaser whether the purchaser: meets the state specific minimum income and net worth standards set forth in the Suitability Standards section of the Prospectus for purchasers resident in those states; can reasonably benefit from an investment in the Shares based on his overall investment objectives and portfolio structure; is able to bear the economic risk of the investment based on his overall financial situation; and has an apparent understanding of the fundamental risks of an investment in the Shares, the risk that he may lose his entire investment, the lack of liquidity of the Shares, the restrictions on transferability of the Shares, the background and qualifications of the Company’s advisor, and the tax, including ERISA, consequences of an investment in the Shares. The Dealer agrees to maintain records for at least six (6) years of the information used to determine that an investment in the Shares is suitable and appropriate for each such purchaser.
     X. Termination
     Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement, including the terms of the Dealer Manager Agreement relating to the Dealer incorporated by reference in this Agreement, is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.
     This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.
     XI. Privacy Laws
     The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:
(a)	Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.
(b)	Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and
(c)	Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.
     XII. Notice
     All notices will be in writing and will be duly given to the Dealer Manager when sent via overnight express delivery service to 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016, and to Dealer when sent via overnight express delivery service to the address specified by Dealer herein.
     XIII. Arbitration, Attorneys’ Fees, Applicable Law and Venue
     In the event of a dispute between the Parties arising out of or related to this Agreement, such dispute shall be submitted to arbitration before FINRA in Phoenix, Arizona, in accordance with FINRA industry arbitration rules. Any award shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.
     In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Arizona and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Phoenix, Arizona.
SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

THE DEALER MANAGER: COLE CAPITAL CORPORATION
By:
Marc T. Nemer, President

EXHIBIT A
Dealer Manager Agreement
Attached on CD-ROM in
Due Diligence package.

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.
1. Identity of Dealer:
Name: «CONTACT_COMPANY_NAME»

Type of entity:

(corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:

2. Person to receive notice pursuant to Section XIII:

Name:

Company: «CONTACT_COMPANY_NAME»
Address: «CONTACT_FULLMAILINGADDRESS»

Telephone No.:

Facsimile No.:

Email Address:

AGREED TO AND ACCEPTED BY THE DEALER:
_____________________________________________________________
«CONTACT_COMPANY_NAME»
By: __________________________________________________________
Signature
Name: __________________________________________________________
Title: __________________________________________________________
Date: __________________________________________________________